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Exhibit 4.3

FIRST AMENDMENT
TO
CONVERTIBLE SUBORDINATED PROMISSORY NOTE

    This First Amendment to Convertible Subordinated Promissory Note (this "Amendment") is intended to be permanently affixed to that certain Convertible Subordinated Promissory Note, dated as of February 28, 2001, issued by U.S. SEARCH.COM INC. a Delaware corporation ("Borrower"), in favor of PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited partnership ("Holder") in the outstanding principal amount of five million dollars $5,000,000.00 (the "Note"). When so affixed this Amendment shall constitute part of the Note.

    The Note is hereby amended, effective as of March 30, 2001, by:

  (a)
  replacing the first sentence of the preamble with the following:

        FOR VALUE RECEIVED, the undersigned, US Search.com Inc., a Delaware corporation ("Borrower"), promises to pay to Pequot Private Equity Fund II, L.P. ("Holder"), the principal sum of Five Million Dollars ($5,000,000.00) with interest from the date hereof, at the rate of (i) seven percent (7%) per annum on the unpaid balance prior to and on August 28, 2001 and (ii) twelve percent (12%) per annum on the unpaid balance after August 28, 2001, until paid or until default, both principal and interest being payable in lawful money of the United States of America, at 500 Nyala Farm Road, Westport, Connecticut 06880, or at such place as the Holder may designate in writing.

  (b)
  replacing the clause (i) of the final sentence of the preamble with the following:

  (i)
  The entire unpaid balance shall be due and payable on April 1, 2002 (the "Due Date"); and

  (c)
  replacing Section 1(a)(i) in its entirety with the following:

  (i)
  the Borrower and the Holder shall enter an agreement or agreements (the "Financing Agreements") for the Holder's purchase of Financing Shares (as defined below) of the Borrower and the exchange by the Holder of issued and outstanding capital stock of the Borrower on the terms and subject to the conditions generally set forth in the Summary of Terms for Preferred Stock Issuance/Restructuring of Series A-1 Preferred Stock (the "Summary of Terms") dated as of February 19, 2001, as amended on the date hereof, between the Borrower and the Holder, including without limitation, that the Financing Shares shall be convertible into Common Stock of the Borrower at a price per share equal to the lesser of (A) $2.00, (B) 105% of the ten day average of the closing bid prices of the Company's Common Stock for the ten trading days prior to but not including the date on which the Financing Shares are purchased by the Holder and (C) if the Financing Shares are not purchased by the Holder on or prior to April 15, 2001, 105% of the ten day average of the closing bid prices of the Company's common stock for the ten trading days prior to but not including the date of April 15, 2001 (the agreement or agreements and such terms and conditions being referred to as the "Financing"); and

  (d)
  adding after the final sentence of Section 1(a) the following:

    The Borrower shall proceed diligently, expeditiously and in good faith to negotiate, execute and deliver the Financing Agreements.

  (e)
  omitting the "or" preceding clause (v) of the final paragraph of Section 1(b) and adding after clause (v) of such final paragraph of Section 1(b) the following:

    or (vi) any breach occurs of a representation, warranty or covenant hereunder not remedied by the Borrower within thirty days after notice thereof by the Holder.

and (d) replacing Section 2.3 in its entirety with the following:

2.3
Capitalization. The authorized capital stock of the Borrower consists of: (1) 40,000,000 shares of Common Stock, of which 17,908,244 shares are issued and outstanding, and (2) 1,000,000 shares of Preferred Stock, $0.001 par value per share, of which (i) 350,000 shares have been designated as Series A Preferred, (ii) 100,000 shares are issued and outstanding, and (iii) 75,000 shares are reserved for issuance upon the conversion and upon exercise of that certain Warrant, dated as of September 7, 2000, in the name of the Holder (the "September Warrant"). All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Shares of the authorized Common Stock (as adjusted to reflect stock splits, stock dividends, conversion price adjustments and similar events) have been reserved as follows: (i) 5,872,098 shares of the authorized Common Stock have been reserved for issuance upon conversion of currently outstanding Preferred Stock; and (ii) 1,750,000 shares of authorized Common Stock have been reserved for issuance pursuant to the exercise of the Warrant Agreement by and between the Borrower and Infospace Inc. dated October 1, 2000. As of the date hereof and immediately prior to the issuance of the Note, all issued and outstanding shares of the Borrower's capital stock have been duly authorized and validly issued, are fully paid and nonassessable and owned of record, and to the Borrower's knowledge, beneficially. Except as aforesaid and as set forth on Exhibit A hereto, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Borrower. Except as aforesaid and as contemplated herein, and other than that certain Stockholders Agreement, dated as of September 7, 2000, by and among the Borrower, the Holder and The Kushner-Locke Company, the Borrower is not a party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Borrower. Except as aforesaid, to the Borrower's knowledge, no stockholder has granted options or other rights to any person (other than the Borrower) to purchase any shares of Common Stock or other equity securities of the Borrower from such stockholder. Except as aforesaid and as set forth on Exhibit A hereto, the Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock. Since its initial public offering on June 24, 1999, the Borrower has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders. All of the issued and outstanding shares of capital stock of the Borrower listed on Exhibit A have been offered, issued and sold by the Borrower in compliance with applicable Federal and state securities laws.

    The Note is hereby further amended by deleting in its entirety Section 3.3 thereof.

    Except as amended hereby the provisions of the Note shall remain unchanged and in full force and effect. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signatures Page follows]

    IN WITNESS WHEREOF, Borrower and Holder have caused this Amendment to be duly executed as of the 30th day of March, 2001.

US SEARCH.COM INC., a Delaware corporation
By:
Brent N. Cohen Chief Executive Officer
Acknowledged as of the 30th day of March, 2001:
PEQUOT PRIVATE EQUITY FUND II, L.P., a Delaware limited partnership
By: Pequot Capital Management, Inc.,
its Investment Manager
By:

Kevin E. O'Brien
General Counsel

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FIRST AMENDMENT TO CONVERTIBLE SUBORDINATED PROMISSORY NOTE